                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                            (Amendment No. 1 )*
                          -----------------------

                            Lifemark Corporation
                         --------------------------
                              (Name of Issuer)

                  Common Stock, par value $.01 per share
                ------------------------------------------
                       (Title of Class of Securities)

                               561906 10 8
                            ------------------
                              (CUSIP Number)


    Check the following box if a fee is being paid with this statement //.
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
                              (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
 Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
                    (however, see the Notes).

                                SCHEDULE 13G


CUSIP No. 561906 10 8         -----------------

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 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

    Blue Cross and Blue Shield of Texas, a Division of Health Care Service Corporation, a Mutual Reserve Company, Successor-in-Interest to Blue Cross
and Blue Shield of Texas, Inc.
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 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization

     Illinois
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 Number of Shares             (5) Sole Voting Power
 Beneficially                     0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  0
                             --------------------------------------------------
                             (9) Aggregate Amount Beneficially Owned by Each
                                 Reporting Person
                                 0
                             --------------------------------------------------
                             (10) Check Box if the Aggregate Amount in Row (9)
                                  Excludes Certain Shares*
                                  / /
                             --------------------------------------------------
                             (11) Percent of Class Represented by Amount in
                                  Row (9)
                                  N/A
                             --------------------------------------------------
                             (12) Type of Reporting Person*
                                  IC
                             --------------------------------------------------
                          *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(a).   NAME OF ISSUER

             Lifemark Corporation
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ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

             7500 North 16th Street, Suite 150
             Phoenix, Arizona 85020
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ITEM 2(a).   NAME OF PERSON(S) FILING

             Blue Cross and Blue Shield of Texas, a Division of Health Care Service Corporation, a Mutual Reserve Company, Successor-in-Interest to Blue Cross and Blue Shield of Texas, Inc.
-------------------------------------------------------------------------------
ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

             901 South Central Expressway
             Richardson, Texas 75080
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ITEM 2(c).   CITIZENSHIP

             Illinois
-------------------------------------------------------------------------------
ITEM 2(d).   TITLE OF CLASS OF SECURITIES

             Common Stock, $.01 par value per share
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ITEM 2(e).   CUSIP NUMBER

             561906 10 8
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ITEM 3.      IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b),

                     CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) /X/ Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment
                   Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment
                   Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G)
                   (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP


         (a) Amount Beneficially Owned:
             0
         ----------------------------------------------------------------------
         (b) Percent of class:
             N/A
         ----------------------------------------------------------------------

         (c) Number of shares as to which the person has:

             (i)   sole power to vote or to direct the vote:
                   0
         ----------------------------------------------------------------------
             (ii)  shared power to vote or to direct the vote:
                   0
         ----------------------------------------------------------------------
             (iii) sole power to dispose or to direct the disposition of:
                   0
         ----------------------------------------------------------------------
             (iv)  shared power to dispose or to direct the disposition of:
                   0
         ----------------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         Not applicable.
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not applicable.
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not applicable.
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

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ITEM 10. CERTIFICATION

         Not applicable.

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                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 3, 2000


                                       BLUE CROSS AND BLUE SHIELD OF TEXAS, A
                                       DIVISION OF HEALTH CARE SERVICE
                                       CORPORATION, A MUTUAL RESERVE COMPANY,
                                       SUCCESSOR-IN-INTEREST TO BLUE CROSS
                                       AND BLUE SHIELD OF TEXAS, INC.

                                       By:    /s/ Ronald Taylor
                                       ----------------------------------------
                                       Name:  Ronald Taylor
                                       ----------------------------------------
                                       Title: Vice President
                                       ----------------------------------------